AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made and effective as of July 1, 2011 ("Effective Date"), by and between Robert P. Lanza, an individual and a resident of the Commonwealth of Massachusetts (hereinafter referred to as the "Executive"), and Advanced Cell Technology, Inc., a Delaware corporation, and having a place of business at Worcester, MA (hereinafter referred to as the "Company").

RECITALS

A.      Executive and Company are parties to that certain Employment Agreement effective as of October 1, 2009 (the “Existing Agreement”), pursuant to which Executive has been employed as the Chief Scientific Officer (“CSO”) of Company.

B.      Executive and Company desire to amend and restate the Existing Agreement, and to continue Executive’s employment as CSO of the Company, all on the terms and subject to the conditions provided for in this Agreement.

NOW THEREFORE, in consideration of the foregoing, for the mutual covenants contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Executive hereby agree to amend and restate the Existing Agreement in its entirety as follows:

1.           Engagement.  Company hereby agrees to continue the employment of Executive, and Executive hereby agrees to continue to be employed by Company, during the Term (as hereinafter defined), on the terms and subject to the conditions expressly provided for in this Agreement.

2.           Duties.

2.1.           During the Term, Executive shall serve as CSO of Company and shall perform the duties generally performed by chief scientific officers of similarly situated companies and such other matters as are reasonably requested by the Chief Executive Officer of Company.  As CSO, Executive will be in charge of all scientific matters and operations of Company, and will report to the Chief Executive Officer of Company.  Executive shall perform his duties at such places and times as the Company may reasonably prescribe, it being understood that these duties are initially intended to be performed primarily in Massachusetts, but may require domestic and international travel during the Term.

2.2.           Executive shall devote his full-time professional services and best efforts to the performance of his duties for Company, provided that Executive may serve as an adjunct professor at UCLA (or such other institutions as Company shall approve from time to time, such approval not to be unreasonably withheld) so long as his duties in connection therewith do not materially interfere with the performance of his obligations under this Agreement.

3.           Term and Termination.

3.1.        Term:  The term of this Agreement and Executive's employment hereunder will be deemed to have commenced on the Effective Date and will continue through September 30, 2013 unless sooner terminated as set forth in Section 3.2 of this Agreement (the "Term").  At any time, the parties may by mutual agreement renew or extend this Agreement and the Term; provided, however, that any such renewal must be in writing and signed by both Company and Executive. Upon expiration of the Term, should Executive continue in the Company's employ and the parties do not execute a written renewal or new employment agreement, Executive shall be deemed to be an "at will" employee of Company at the same level of compensation (except for Sections 4.3 and 4.4, which will not apply) and with the same insurance and fringe benefits as set forth herein.

3.2.        Termination:

(a)          This Agreement, the Term and Executive's employment under this Agreement shall be terminated upon the earliest to occur of any of the following during the Term:

(i)           the death of the Executive;

(ii)          the Executive’s mental or physical inability to perform his duties on account of disability or incapacity that continues for a period of four (4) or more consecutive months, as determined by a physician agreed upon by Company and Executive;

(iii)         written notice to Executive that the Company (a) is terminating Executive's employment hereunder without “cause” (in which case Executive will receive the severance payments described in Subsection 3.2(b) below) or (b) terminating the Executive's employment hereunder "for cause."  For the purposes of this Agreement, the terms “cause” and "for cause" shall be deemed to mean: (A) Executive being convicted of or pleading guilty (or no contest) to a felony or fraud, or Executive’s violation of any criminal or civil law relating to, or that materially impacts, the Executive's performance of his duties, (B) Executive’s debarment, if caused by his own actions, by the United States Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company; (C) Executive’s material breach of this Agreement or the material failure of Executive to properly perform Executive's job responsibilities, but only if Executive did not correct (if reasonably capable of correction) such breach or failure within 30 days of written notification to Executive by the Company of such breach or failure; or (D) commission of any act of gross fraud or misconduct with respect to the Company;

(iv)         the termination of Executive’s employment by Executive for “good reason” (in which case Executive will receive the severance payments described in Subsection 3.2(b) below), which for purposes of this Agreement, shall mean:  (A) the termination of Executive's employment by Executive because of a material diminution in the duties of Executive at the direction of the Company after written notice from Executive to the Company of the specific duties and material changes in Executive's duties to which he objects, the reasons for his objections, and his intent to terminate his employment because of such material changes, said written notice to be served on the Company by the Executive within ninety (90) days of the Executive's knowledge of such alleged material changes, and the Company's failure to modify within thirty (30) days of the written notice the duties of the Executive to conform to those duties currently in existence for the previous 90 days; (B) the termination of Executive's employment by Executive because of a material breach of this Agreement by the Company after written notice from Executive to the Company of the specific material breach asserted by Executive, said written notice to be served on the Company by the Executive within ninety (90) days of the Executive’s knowledge of such alleged material breach, and the Company's failure to cure such breach within thirty (30) days of the written notice; or (C) the termination of Executive’s employment by Executive because of the relocation by Company by more than fifty (50) miles of Executive’s place of employment without his consent, provided that Executive provides written notice to Company of the intention to terminate employment as the result of such relocation within thirty (30) days following the date on which Executive is given notice of the proposed relocation and Company fails to remedy the situation within thirty (30) days of the written notice from Executive (it being understood that Executive will not be required to relocate temporarily in order to exercise this right).  The sale of the Company or any other change in control of the Company shall not, in and of itself, constitute a material diminution in duties of the Executive under (A) above; and

(v)          the termination by the Company of Executive’s employment as a result of a Change of Control, as defined in the Company’s 2005 Stock Option Plan (in which case Executive will receive the severance payments described in Subsection 3.2(b) below).

(b)         Upon the termination of Executive's employment with the Company by the Company without "cause" pursuant to Subsection 3.2(a)(iii)(a), by the Executive for "good reason" pursuant to Subsection 3.2(a)(iv) or by the Company as a result of a Change of Control pursuant to Subsection 3.2(a)(v),  Executive shall be entitled to receive, as his sole and exclusive remedy as a result of such termination, severance payments equal in the aggregate to one (1) year of his Base Salary, payable in regular semi-monthly installments during the twelve (12) months immediately following the termination of his employment with the Company.  Any severance payments payable to Executive shall be reduced by any applicable withholding requirements.

(c)          In the event that Executive’s employment is terminated for any reason, Company will pay Executive's unpaid Base Salary and unused vacation accrued through the date of termination, together with payment of unreimbursed business expenses incurred through such date in accordance with Company’s policies.  Such payments will Executive’s sole and exclusive remedy in the event of termination for cause, or for Executive’s death or disability.  Notwithstanding the foregoing, in the event Executive’s employment is terminated for cause, the payment of such amounts by Company will be without limitation to Company’s rights and/or remedies in law and/or equity.

(d)         Upon the termination of Executive's employment for any reason, by either party, the Executive shall immediately return to the Company any property of the Company in his possession; return of this property shall be a precondition to the payment of any further compensation owed by the Company to the Executive, if any, pursuant to Section 3.2 (b).

(e)         Sections 6 through 18 of this Agreement shall survive any termination or expiration of this Agreement for the periods of time indicated therein or indefinitely if no period of time is indicated.

4.           Compensation. For all services rendered and to be rendered by Executive under and pursuant to this Agreement and all rights granted under this Agreement, Company shall pay or provide to Executive:

4.1.        Base Salary:  Company shall pay to Executive a base salary (“Base Salary”) at the rate of $440,000 per annum, payable in substantially equal installments, not less frequently than semi-monthly (two times per month), in accordance with Company's normal payroll practices, less any withholdings or deductions Company is required or authorized to make as Executive's employer.  At the end of each full year of this Agreement, the Base Salary shall be increased (but not decreased) by an amount determined by the Board of Directors of Company (the “Board”); provided, however, that each such annual increase will be not less than 5%.

4.2.        Bonuses: Company may, in its sole discretion, award bonuses or increase the Base Salary during the Term based upon the Executive's performance as determined unilaterally by the Company.  Any such bonuses will be paid by Company no later than 75 days after the end of Company’s fiscal year with respect to which such bonus was determined.

4.3.        Restricted Stock:  Subject to the approval of any applicable regulatory agencies, Company will grant to Executive [on the date of signing of this Agreement] fifteen million (15,000,000) shares of restricted common stock of Company under the Company's 2005 Stock Incentive Plan, subject to the terms and conditions of Company’s standard award documentation.  Six million (6,000,000) of such shares will vest on the date of grant, with the balance (nine million (9,000,000) shares) subject to vesting in twenty one (21) equal installments on the last day of each month beginning on January 31, 2012 and ending on September 30, 2013, provided that Executive remains employed by Company on each vesting date.  In the event that any of such shares fail to vest, upon the termination of Executive’s employment the unvested shares will be forfeited to the Company without payment of any consideration for same to Executive.  Executive may receive additional future grants of restricted stock during the Term if determined by the Chief Executive Officer and approved by the Board, each in their respective sole and absolute discretion.

4.4.        New Stock Options:  Company shall grant Executive a non-qualified option to purchase fifteen million (15,000,000) shares of common stock of the Company with an exercise price equal to the per share price of the Company’s common stock as of the close of trading on the trading day that this Agreement is signed, subject to the terms and conditions of Company’s standard award documentation.  Such options shall vest with respect to six million (6,000,000) of such shares on the date of grant, and will vest with respect to the balance (nine million (9,000,000) shares) in 21 equal installments on the last day of each month beginning on January 31, 2012 and ending on September 30, 2013, provided that Executive remains employed by Company on each vesting date.  Executive may receive additional future grants of options to acquire stock during the Term if determined by the Chief Executive Officer and approved by the Board, each in their respective sole and absolute discretion.

4.5.        Existing Stock Options:  All stock options previously issued to Executive will be deemed to be fully vested (and all restrictions associated with restricted stock to be issued to Executive hereunder will be lifted) upon consummation of a Change of Control if Executive is not retained by the acquiring or surviving company . In addition, vesting of all previously issued stock options will accelerate by a period of one (1) year from the date on which they would normally have vested, upon consummation of a Change of Control if Executive is retained by the acquiring or surviving company.

5.           Executive Benefit Plans; Fringe Benefits.  Upon satisfaction of any applicable eligibility requirements, Executive shall be entitled to participate in whatever other executive benefit plans are maintained by Company, and will receive such other fringe benefits at the same level and on the same terms Company may provide to other "C Level" executives of Company. Without limiting the foregoing, during the Term, Company will pay 100% of the cost of a policy of disability insurance on behalf of Executive that would pay Executive a minimum of 70% of Base Salary upon the disability of Executive, subject to normal and customary exclusions and waiting periods.

6.           Restrictive Covenants. As a material part of the consideration to be received by Company under this Agreement, Executive agrees to the following:

6.1.         Confidentiality:  Executive agrees to maintain in strictest confidence, and not to use for any purpose other than in connection with the provision of Executive's services to Company pursuant to this Agreement, all proprietary data and other confidential information (whether concerning or belonging to Company or any of its customers or proposed customers) that is obtained or developed by Executive in connection with or in the course of his employment with Company.  Such information and data shall include, but not be limited to, Company's trade secrets, patents, inventions, systems, “Work Product” (as defined below), computer programs and software, procedures, manuals, confidential reports and communications and lists of customers and clients, as well as information that Company may obtain from third parties in confidence or subject to non-disclosure or similar agreements.  All such information and data is and shall at all times before, during and following the Term remain the exclusive property of Company (or, in certain circumstances, its particular customer) and shall be used by Executive solely for the benefit of the Company.  Any such information and data in Executive's possession at the time of termination of Executive's employment with Company, or sooner if requested by Company, shall be promptly returned to the Company.  In the event that Executive is legally requested or required to disclose any such information by process of law, Executive shall promptly notify Company in writing of such request or requirement prior to disclosure so that Company may seek an appropriate protective order and/or limit the scope of the disclosure.  While Executive performs work on behalf of Company, Executive will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person or entity to whom Employee has an applicable obligation of confidentiality, and Executive will not bring onto the premises of Company any documents or any property belonging to any former employer or any other person or entity to whom Executive has an applicable obligation of confidentiality unless consented to in writing by that former employer or person or entity.  In the event that Executive ceases to work as an employee for the Company, Executive hereby consents to the notification of any person or entity for whom Executive works of Executive’s obligations under this Agreement.

6.2.         Non-Competition: Executive acknowledges that he is a key executive employee of the Company and that his talents and services are of a special, unique, unusual and extraordinary character and are of particular and peculiar benefit and importance to Company.  In order for Company to protect its interests against the competitive use of any confidential information, knowledge or relationships concerning the Company and its business to which Executive will have access by virtue of the special nature of his relationship with the Company, and his involvement in its affairs, and as a material part of the consideration to be received by Company for entering into this Agreement, and in consideration of the payments made and to be made to Executive hereunder and the agreements and undertakings of the parties herein, Executive agrees that, for so long as he is employed by Company, and for a period of one (1) year thereafter, Executive will not own (by ownership of securities or otherwise), manage, operate, control, engage in as an equity participant or be employed by or act as a consultant to, or be connected in any manner with, the ownership, management or control of any business which is competitive with the business conducted by Company, and not abandoned, at any time during the Term, or any prospective business under active consideration by Company at the time of termination.  In recognition of the geographic extent of Company's existing and anticipated operations and the nature of Company's business and competitive circumstances, except where otherwise prohibited or restricted by law, the restrictive covenant contained in this Section 6.2 shall apply everywhere in the world.

6.3.         Solicitation:  Executive agrees that, for so long as he is employed by Company, and for a period of one (1) year thereafter, Executive shall not solicit or induce any employee of Company to leave the employ of Company, or to hire or attempt to hire any such employee on behalf of Executive or on behalf of any other person or entity, and Executive further agrees not to interfere with, disrupt or attempt to disrupt any past, present or prospective contractual or other relationship between Company and any of its clients, customers, contactors, suppliers or employees.

6.4.         Remedy for Breach:  The parties recognize that the services to be rendered under this Agreement by Executive are special, unique, and of an extraordinary character, and that in the event of a breach of this Section 6 by Executive, then Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction in equity, without having to post bond, to enforce the specific performance of any terms, conditions, obligations and requirements of this Section 6 and Section 7 below, and/or to enjoin the Executive from taking or continuing those actions which are or would constitute a breach of this Agreement, or to take any or all of the foregoing actions.  Nothing herein contained shall be construed to prevent the pursuit of any other remedy, judicial or otherwise, in case of any breach of this Section 6 or Section 7 below.

7.           Inventions/Intellectual Property and Disclosure of Inventions: All right, title and interest in and to the results and proceeds of Executive’s services as an employee of Company, including without limitation any and all inventions (whether patentable or not), discoveries, improvements, works of authorship, algorithms, programming code, protocols, formulae, compositions, ideas, designs, processes, techniques, know-how, materials or other intellectual property which Executive has conceived, created, developed, or made or may conceive , create, develop, or make during the Term or at any other time while Executive is employed by Company, whether directly or indirectly and whether alone or with others, relating to or in any way pertaining to or connected with the business, technology, activities, research, or development of the Company or the systems, products, apparatus, or methods employed, manufactured, constructed or researched by Company(collectively, “Work Product”), shall be the sole and exclusive property of Company. Executive agrees to immediately disclose to Company all such improvements, discoveries, inventions or other intellectual property which Executive has made or may make solely, jointly, or commonly with others. To the extent the Work Product is not created as a work-for-hire, Executive hereby transfers and agrees to transfer and assign to Company, as conceived, created, developed, or made, all rights and materials related to or comprising the Work Product. Executive shall, at Company’s request, execute and deliver to Company such documents or other instruments which Company may from time to time reasonably deem necessary or desirable to evidence, maintain, perfect, protect, enforce or defend Company’s right, title and interest in and to the Work Product and to carry out the intents and purposes of this Section 7. In the event that Executive fails promptly to execute, acknowledge or deliver to Company any agreements, assignments, quitclaims or other instruments required by Company hereunder, Company is hereby irrevocably appointed Executive’s attorney-in-fact (which agency shall be deemed coupled with an interest) with full right, power and authority to execute, acknowledge, verify and deliver the same in the name of and on behalf of Executive. Without limiting the generality of the foregoing, Executive further acknowledges and agrees to assign, as appropriate, such improvements, discoveries, inventions or intellectual property to Company, where the rights are the property of Company, and agrees to execute and sign any and all documents, applications, assignments, or other instruments, and to take all actions, which Company may deem necessary or appropriate in order to enable Company, at its expense, to apply for, prosecute and obtain Letters of Patent, trademarks, copyrights or other applicable rights, in the United States or any foreign countries for said improvements, discoveries, inventions or intellectual property, or in order to assign or convey to or perfect or vest in Company or Company's name the sole and exclusive right, title, and interest in and to said improvements, discoveries, inventions, or patents.  The obligations provided for by this Agreement do not apply to, any invention, discovery, improvement or other intellectual property with respect to which Executive can prove that it: (a) was developed entirely on Executive’s own time; (b) was developed without the use of any equipment, supplies, facilities or trade secret information of Company; (c) does not relate to Company’s business or the actual or demonstrably anticipated research or development of Company; and (d) does not result from any work performed by Executive for Company.

8.           Section Headings.  Section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

9.           Amendment.  This Agreement may be amended or modified only in writing signed by both parties.

10.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

11.         Waiver.  The failure of either party hereto in any one or more incidences to insist upon the performance of any of the terms or conditions of this Agreement, or to exercise any rights or privileges conferred in this Agreement, or the waiver of any breach of any of the terms of this Agreement, shall not be construed as waiving any such terms and the same shall continue to remain in full force and effect as if no such forbearance or waiver had occurred.

12.         Applicable Law.  This Agreement shall be construed according to and governed by the laws of the Commonwealth of Massachusetts (without reference to the conflict of law provisions thereof), and Executive expressly consents to submit himself to the jurisdiction of the federal and state courts of the Commonwealth of Massachusetts.

13.         Reformation and Severability.  In the event any provision or portion of this Agreement shall be held invalid or unenforceable by any tribunal, administrative agency or court of competent jurisdiction, any such provision or portion may be reformed by the tribunal, agency or court so as to make it valid or enforceable, whereupon the parties agree that said provision or portion shall be valid and enforceable by or upon them.  Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, even after the reformation referenced in the preceding sentence, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement.

14.         Entire Agreement. This Agreement embodies the entire understanding of the parties with respect to Executive's employment with Company and incorporates any previous or contemporaneous agreement, arrangements, understandings or inducements, written or oral, relating to such employment (including, without limitation, the Existing Agreement).  Executive agrees that no other promises or representations of any kind were made to him by Company prior to or coincident with his signing of this Agreement that are not fully expressed and contained in this Agreement.

15.         Assignment and Successors.  This Agreement shall be binding upon Executive, and his heirs and legal representatives.  Executive's rights under this Agreement shall not be assignable by the Executive, nor may any of Executive's duties hereunder be delegated, without the prior written consent of Company, which consent may be given or withheld in the sole and absolute discretion of Company.  This Agreement may be assigned by Company, and shall inure to the benefit of and be binding upon Company, its successors and assigns.

16.         Notices.  Any notice to be given under this Agreement must be in writing and either delivered in person or sent by first class certified or registered mail, return receipt requested, postage prepaid, if to the Company, in care of its CEO, Gary H. Rabin, c/o Company at 381 Plantation Street, Worcester, MA 01605, and if to Executive, at his home address as most recently provided by Executive to Company, or at such other addresses as either party shall have designated in writing to the other party hereto in accordance with the provisions of this Section. All notices and other communication must be in writing and delivered either by personal delivery, recognized overnight delivery services, via facsimile or electronic mail, or registered or certified mail, postage prepaid, return receipt requested.  Any such notice will be deemed delivered when either received by the recipient if personally delivered or if sent via facsimile or electronic mail, or the date indicate on the delivery receipt if sent via recognized overnight delivery service or registered or certified mail.

17.         Arbitration.  Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Executive's employment and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in Worcester County, Massachusetts in accordance with the laws of the Commonwealth of Massachusetts.  The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules.  The arbitration shall be conducted confidentially in accordance with the Rules.  The arbitration fees shall be paid by the Company.  Each party shall have the right to conduct discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator.  The statute of limitations or any cause of action shall be that prescribed by law.  The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party in accordance with applicable law.  The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties.  The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with Massachusetts law. Executive knows that options other than arbitration, such as state and federal administrative and judicial remedies, are available to resolve any discrimination claim, and despite such knowledge Executive agrees to arbitrate all claims as set forth above.  Executive understands that by signing this Agreement, Executive is waiving, and will forever be precluded from asserting, Executive’s right to utilize statutory administrative procedures and to seek judicial remedies with respect to such claims.  Notwithstanding anything to the contrary contained in this Section, nothing herein shall prevent or restrict the Company or Executive from seeking provisional injunctive relief from any court or other forum having competent jurisdiction over the parties.

18.         Section 409A.  Any severance payments due under Section 3.2(b) of this Agreement are intended to meet, to the greatest extent possible, the two-times exception under Treasury Regulations Section 1.409A-1(b)(9)(iii) from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Nonetheless, to the extent payments hereunder are determined to be subject to Code Section 409A, this Agreement will be interpreted in a manner intended to comply with Section 409A of the Code.  To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.  Notwithstanding anything herein to the contrary, if any payment of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, Company, in its reasonable discretion, may decide such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code (“a 409A Tax”), or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company that does not cause such accelerated or additional tax.  In addition, to the extent Executive is a “specified employee” as defined in Section 409A of the Code as of the earlier of a “separation from service” (as defined in Code Section 409A and the regulations promulgated thereunder) or the date of termination of Executive's employment, and the deferral of the commencement of any compensation or benefits otherwise payable under this Agreement, or any other applicable separation program or plan, as a result of such “separation from service” or termination of employment is necessary in order to prevent a 409A Tax, then Company will postpone the commencement of such payment of any such compensation or benefits until the first business day of the seventh month following Executive's termination date (the “Delayed Payment Date”).  In the event the preceding sentence requires a delay of any payment or benefit, such payment shall be accumulated and paid in a single lump sum on the Delayed Payment Date, with interest for the period of delay, compounded monthly, equal to the prime or base lending rate then in effect as of the date the payment would have otherwise been made.  Company shall consult with Executive in good faith regarding the implementation of the provisions of this Paragraph, but Company shall determine the terms of any such implementation.  Executive acknowledges that Executive has been advised to obtain independent legal, tax or other counsel in connection with 409A, and that Executive has done so to the extent that you deemed necessary or appropriate.

19.           Section 280G.   In the event the Company (or its successor) and Executive agree, based on the advice of an independent nationally recognized public accounting firm engaged by the Company, that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement constitute “parachute payments” under Section 280G(b)(2) of the Code, then either (a) or (b) below shall apply.

(a)         Except as provided in (b), if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times Executive’s “base amount”, as defined in Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to Executive or for Executive’s benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”).

(b)         The Parachute Amounts shall not be reduced as provided in (a) above if, based on the advice of such public accounting firm, without such reduction Executive would be entitled to receive and retain, on a net after-tax basis (including, without limitation, after imposition of any excise taxes payable under Section 4999 of the Code), an amount which is greater than the amount, on a net after-tax basis, that Executive would be entitled to retain upon receipt of the Reduced Amount.

If the determination made above results in a reduction under (b) above of the payments that would otherwise be paid to Executive, such reduction in payments shall be first applied to reduce any cash severance payments that Executive would otherwise be entitled to receive hereunder and shall thereafter be applied to reduce other payments and benefits in a manner that would not result in subjecting Executive to additional taxation under Section 409A of the Code.

20.         Representations and Warranties. Executive hereby represents and warrants to Company that, as of the date hereof:

(a)         Executive is not subject to any obligations or disability which will or might prevent or interfere with Executive from fully keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder, and Executive has made nor will make any agreement, commitment, grant or assignment, or will do, or omit to do, any act or thing which could or might interfere with or impair the complete enjoyment of the rights granted and the services to be rendered to Company hereunder.

(b)         Neither Executive’s commencement of employment hereunder nor the performance of Employee’s duties required hereunder conflicts with any contractual commitment of Executive to any third party or violates or interferes with any rights of any third party.

(c)         Executive’s performance of Executive’s obligations under this Agreement does not and will not breach any agreement to keep in confidence information acquired by Executive in confidence or trust.

21.         Reimbursement of Attorney’s Fees.  Executive will be reimbursed for his legal fees and costs incurred in connection with the negotiation and drafting of this Agreement, up to a maximum of $5,000, upon submission of invoices substantiating such fees and costs.

IN WITNESS WHEREOF, Company has caused its this Agreement to be executed by its duly authorized corporate officer, and Executive has executed this Agreement, and the parties have made this Agreement effective as of the Effective Date first above written, all being done in duplicate originals, with one original being delivered to each party.

ADVANCED CELL TECHNOLOGY, INC.

By: /s/ Gary Rabin
Gary H. Rabin, as its Chief Executive Officer

EXECUTIVE:

/s/ Robert P. Lanza
Robert P. Lanza

8/8/2011
Date of Signing